Digirad Corporation S-4

Exhibit 99.2

July 19, 2019

Special Committee of the Board of Directors

Digirad Corporation

1048 Industrial Court, Suite E

Suwanee, Georgia 30024

Re:	Registration Statement on Form S-4 of Digirad Corporation (“Digirad”) filed on July 19, 2019

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 3, 2019, with respect to the fairness, from a financial point of view, of the Merger Consideration to be paid by Digirad pursuant to the Agreement and Plan of Merger with ATRM Holdings, Inc. Terms used but not defined herein have the meaning given such terms in the opinion letter.

The foregoing opinion letter is provided solely for the information and use of the Special Committee of the Board of Directors of Digirad in connection with its evaluation of the transactions contemplated therein and is not to be used or relied upon for any other purpose, nor is it to be disclosed, summarized, excerpted from, or otherwise publicly referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Digirad has determined to include our opinion in the above-referenced Registration Statement.

1412 BROADWAY, SUITE 2304 ● NEW YORK, NY 10018

Oberon Securities, LLC – Member FINRA/SIPC

July 19, 2019

In that regard, we hereby consent to the reference to our opinion under the following captions: “The Merger— Opinion of Financial Advisor to Digirad” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned version of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used or relied upon for any other purpose, nor is it to be disclosed, summarized, excerpted from, or otherwise publicly referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Oberon Securities, LLC
(OBERON SECURITIES, LLC)